Exhibit 99.2

                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 1


                                APPLIED IMAGING

                            APPLIED IMAGING, #566545
                           Third Quarter 2003 Results
                               FRB/Weber Shandwick
                         October 29, 2003, 9:00 a.m. PT
                            Moderator: Jocelyn Hunter

Operator: Good morning, ladies and gentlemen, and welcome to the Applied Imaging third quarter 2003 results conference call. At this time all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone does need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, October 29, 2003.

     At this time, I'd like to turn the conference over to Jocelyn Hunter FRB/Weber Shandwick. Please go ahead.

J.Hunter: Good morning. I'm Jocelyn Hunter of FRB/Weber Shandwick and I'd like to welcome each of you to the third quarter 2003 conference call for Applied Imaging.

     With me today from the company are Carl Hull, President and Chief Executive Officer, and Barry Hotchkies, Executive Vice President and Chief Financial Officer.

     Before turning the call over to Carl, the company has asked me to make the following statement on their behalf. The company would like to remind everyone that some of the matters the company discusses today or answers that may be given to your questions could constitute forward-looking statements. The company cautions you that these forward-looking statements are subject to risks and uncertainties relating to its future financial or business performance. Actual results could differ materially from those anticipated in these forward-looking statements.

     Factors that might affect Applied Imaging's results are detailed in their filings with the Securities and Exchange Commission. These include but are not limited to the risks and uncertainties listed in the section entitled Additional Factors That Might Affect Future Results in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. You can access this document in the SEC's EDGAR Database that can be found at www.sec.gov. Please note that the company is under no obligation to update any of the forward-looking statements that they may discuss today.

     I would now like to turn the call over to Carl for his comments. Carl?
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 2


C.Hull: Thanks, Jocelyn. I would also like to add my thanks to everyone for joining us on this conference call to report on our results for the third quarter and the first 9 months of 2003.

     Sales for the quarter at $4.8 million were down compared to last year due to a shortfall in the U.S. market attributable to slower than expected conversion to our CytoVision systems among users of our older generation of cytogenetic products. In addition, we were delayed slightly in closing well over $600,000 of revenues at the end of the third quarter that have already been closed in October and are giving us a strong start to the fourth quarter.

     Balancing this, we continue to make good progress on our key objectives for the year. We had continued strong traction with our OncoPath systems in the quarter with revenues of $1.3 million, up from $1.1 million in the second quarter. We released a new version of our CytoVision system that enhances our customers' productivity and should accelerate incremental sales over the next few quarters. Sales in our overseas markets continued strong and were 23% over last year's third quarter and subsequent to the end of the quarter, we received another patent for the microscopic detection of objects of interest through the analysis of multiple images.

     Let me now turn the call over to Barry Hotchkies, our CFO, who will review the key financial data for the quarter. I will then follow with comments about our operating performance in the quarter and our targets for 2003. Barry?

B. Hotchkies: Thank you, Carl. Let me start with the results of operations. Revenues for the third quarter at $4.8 million were 13% below last year's third quarter. For the first 9 months of the year, revenues are $15.1 million, or 4% below last year.

     Looking at our sales by region, the revenue in North America was off 32% from last year's third quarter and 21% for the first 9 months as just discussed by Carl.

     We continue to have significant growth in our overseas markets with sales up 23% over last year in both the quarter and the first 9 months. This growth was driven by strong sales of our OncoPath systems in Europe and Asia compared to a relatively low level of such sales last year.

     Gross profit as a percent of revenue was 56% in the quarter compared to 62% in last year's third quarter. This was primarily due to the impact of the lower sales level and the penetration of the market with a number of planned lower margin sales of Ariol.

     Operating expenses for the third quarter were $3.5 million, 7% ahead of the third quarter of 2002 due primarily to the reversal in last year's third quarter of a reserve for bad debt.
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 3

     For the first 9 months of the year, operating expenses amounted to $10.2 million, up 2% from last year's first 9 months. Operating expenses continue to be within our guidance for the year.

     Combining all of these factors we had a net loss of $797,000 in the quarter, or 5 cents per share. This compared to net income of $131,000, or 1 cent per share in the third quarter of 2002. For the first 9 months of the year we had a net loss of $1.4 million, or 9 cents per share compared to a net loss of $211,000, or 1 cent per share in the first 9 months of last year.

     Moving on to the balance sheet and cash flow statements. Due to reduced borrowings during the third quarter we had $2.3 million in cash and marketable securities compared to $3.3 million at the end of June.

     Receivables at the end of September were $4.7 million or 94 DSO compared to $5.4 million or 96 DSO at the end of June. This compared to $7.2 million, or 105 DSO at the end of December continuing the favorable trend seen in the first half and reflecting our continued efforts to control working capital requirements.

     We had a negative cash flow from operations of $534,000 in the quarter. A net loss of $797,000 combined with investing $85,000 in fixed assets and a $500,000 reduction in payables and accruals for the quarter were partially offset by deprecation and significant reductions in receivables.

     For the  first 9 months cash flow from operations was a favorable $356,000.

     We continue to be comfortable with our current cash position and believe that our funding is adequate for the needs of the business for the next 12 months. We have a $3.5 million line of credit with Silicon Valley Bank which was just renewed for another year. At the end of September we had drawn down $1 million of this line.

     Moving on to the outlook for the year, we are revising our guidance for 2003 to reflect the lower sales level in the third quarter and the impact on our OncoPath sales of the uncertainties surrounding the reimbursement of pathology imaging tests which we'll be discussing shortly. Sales are forecast to be slightly ahead of last year's sales level and will range between $21.2 million and $22 million.

     Gross profit as a percent of sales is expected to be in the 59% to 60% range. Operating expenses are expected to be between $13.7 and $14.2 million, consistent with our earlier guidance.

     Incremental  spending this year is for  investments in clinical  trials and
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 4


     regulatory submissions, for menu expansion on the Ariol, selective hiring as well as the cost of complying with the requirements of Sarbanes-Oxley. Overall we expect to see a loss for the year in the range of $1.4 to $1.6 million or 9 to 10 cents per share.

     I'll now turn the call back to Carl for his comments on our performance in the quarter and our key initiatives for 2003.

C. Hull: Thanks, Barry. I'm particularly disappointed by our sales performance last quarter. U.S. sales did not hit the results that we were targeting and were off nearly a third from the record performance that we posted in last year third quarter. Underlying this were some specific customer conversion issues that we are now addressing with organizational and account strategy changes.

     More encouraging, the U.S. team had a few very significant orders in their pipeline at the end of last quarter that we were unable to close and book for a variety of reasons. I am pleased to report that these orders have since come in during October and are the foundation of what we are forecasting to be a record quarter.

     On a very positive note, we continue to see sustained strong growth in our overseas markets with sales up 23% in both the quarter and the first 9 months driven largely by sales of OncoPath products.

     One of the company's historical strengths has been the geographic diversity of our business that allows us to compensate to some degree for quarterly variation in sales in individual markets. Overseas markets accounted for almost 50% of our sales in the third quarter and in the first 9 months of 2003.

     OncoPath gross product sales continued strong and were $1.3 million in the third quarter compared to $1.1 million in the second quarter. OncoPath sales accounted for over 30% of our product sales the first 9 months of the year. We now have a total of 95 OncoPath placements globally including Ariol, MDS and Spot with customers using them for a wide range of applications.

     As discussed last quarter, we expected to make limited progress in the U.S. clinical market during the fourth quarter until the uncertainties generated by interim and planned reimbursement changes have been resolved. These changes have reduced, for the balance of this year, the payments or reimbursements that clinical laboratory customers receive from Medicare for certain pathology tests performed on any automated imaging system. The centers for Medicare and Medicaid Services, or CMS, has indicated that they will implement a new CPT code specifically for testing and image analysis beginning January 1, 2004 at a yet to be announced reimbursement level.
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 5

     The community of pathologists in the U.S. has been very active through its professional associations including the American Society of Clinical
     Pathology and the College of American Pathologists in ensuring that CMS representatives understand the clinical value and utility of these imaging technologies to real world practices as they go about finalizing the new codes and reimbursement level for next year.

     It is encouraging to see this wide support for the planned establishment of a CPT code with a specific image analysis component. Growing recognition of the clinical importance of imaging to the practice of pathology is a positive, long term development.

     We expect that the amount of reimbursement available under the new imaging related CPT code will be published this quarter. We are fortunate to have a diverse mix of prospects in our sales pipeline and many of these have research or other applications for our systems that do not require clinical reimbursement in order to justify a purchase decision.

     To avoid any confusion, we firmly believe that these developments do not impact our base cytogenetics business or any U.S. Ariol placements in the pharma or research markets or any of our overseas business.

     Turning now to our prospects. Our commercial strategy remains consistent, to participate in the rapid growth and demand that is occurring for clinical genetics and molecular based testing while penetrating anatomic pathology markets with the Ariol systems. Our specific product development strategy is to offer new products and applications that enable laboratories to expand the menu of advanced gene and protein assays that they offer.

     Feedback and published results from major laboratory services providers continue to indicate that demand for genetics/genomics based testing is growing at 25-35% per year and is the most rapidly growing segment of their businesses. In the U.K., increases in funding for both clinical laboratory instrumentation and genetics based research programs are key components of the government's recently released genetics white paper.

     We are actively demonstrating the value of our tissue based imaging technologies on a frequent basis by the establishment of Ariol product collaborations with leading clinical and research institutions globally. We announced earlier today the first such domestic collaboration with the MD Anderson Cancer Center. The installation of our Ariol and Spot systems began in Houston earlier this week.

     As was mentioned in today's separate press release, researchers at MD Anderson will utilize this network of systems to substantially accelerate their research efforts into the precise gene and protein expression pattern seen in a wide range of cancers.
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
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     We will also be  working  with a number of  laboratories  within the cancer center to obtain their early feedback on a number of new imaging applications that we have under development.

     These collaborations and the associated purchases of our most advanced instrumentation demonstrate the widespread interest that exists among leading cancer care centers and the power and flexibility of the Applied Imaging approach to tissue based analysis.

     Our program to develop extremely high throughput pathology analysis in collaboration with the Wellcome Trust Sanger Center continues to be on track and is achieving its development scheduled milestones. We believe that the extensive tissue microarray capabilities we are developing for Ariol are unique and well differentiated, giving us a clear competitive advantage among pharma and high volume cancer research institutions.

     We also see a number of potentially exciting commercial opportunities involving tissue microarrays in the future.

     Finally, clinical interest in the significance of bone marrow micro metastases continues to grow. As you may recall, this was the first automated application of our Ariol/Slidescan technology and one that we continue to believe has significant long term potential.

     A paper presented at last  week's  American  College of  Surgeons  Clinical
     Congress showed that bone marrow sampling during breast cancer surgery significantly increased the identification of patients whose cancer had already spread and who should be receiving adjuvant chemotherapy. Our collaborations with researchers in several institutions will shortly produce a series of peer reviewed papers and scientific abstracts on the use of automated imaging technologies for the detection of rare cellular events such as bone marrow micrometastases and certain lymph node micro metastases.

     The first of these abstracts will be presented at the 26th Annual San Antonio Breast Cancer Symposium later this quarter. In addition, several general session presentations at this year's San Antonio meeting will focus on the clinical significance of micrometastases, including one that exams the prognostic impact of micrometastases on the 10-year survival of over 4,000 breast cancer patients. These types of definitive studies may have a substantial positive impact by increasing the demand for determining micro metastases status in clinical practice.

     Let me now update the status of each our initial operating goals for 2003 which were discussed during our earlier conference calls.
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 7

     At the start of the year we signed a product development collaboration to develop high throughput pathology imaging capabilities with the Sanger Center that I just mentioned. In the second quarter we announced the formation of our new scientific advisory board comprised of key thought leaders who will assist us in the identification of clinical and commercial opportunities for our novel imaging technologies.

     During the second quarter we made a submission to the FDA of an important breast cancer application on Ariol and are in the latter stages of that regulatory review process.

     We initiated clinical trials on 2 additional cancer marker applications for Ariol and completed an FDA submission covering both during the third quarter. We released new Spot and CytoVision software in the third quarter to enhance the functionality of these systems.

     We have a major new software release under development for Ariol to provide additional capabilities on that system.

     Our balance sheet has shown significant improvement with our focus on working capital management.

     Our cash position at the end of September was $2.3 million. We're comfortable that this is adequate to see us through at least the next 12 months.

     Although we experienced a couple of significant bumps in the road during the past quarter, we clearly see a number of significant near term commercial opportunities for the company's entire range of products. In particular, our investments in Ariol technology appear to be reaching a point where positive market acceptance and increasing clinical application will lead to accelerating sales. We are committed to making that happen.

     We look forward to reporting to you on our successes and our results next quarter and we'll now be happy to answer any questions. Eileen?

Operator: Thank you, sir.  Ladies and gentlemen,  at this time we will begin the question and answer session. If you do have a question, please press the star followed by one on your pushbutton phone. If you'd like to decline from the polling process, simply press the star followed by two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order in which they are received. If you are using speakerphone equipment today, you will need to lift the handset before
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 8


     pressing the numbers. One moment, please, for our first question.

     Our first question is from Sam Rebotsky with SER Asset Management. Please go ahead, sir.

S. Rebotsky: Yes, you indicate that you should either break even or lose $200,000 in the fourth quarter and what is the visibility of profitability for the next year?

C. Hull: Sam, we haven't put together our final guidance for next year. We were planning to issue that as we go through this coming quarter but I think you can see given our control of operating expenses what the top line sales number needs to be for us to be operating at break even profitable levels and we are very close to that.

S. Rebotsky: It would appear that you would be doing better than you've done in this year and the next year?

C. HULL: Yes, I mean our specific guidance will come out but that's a correct statement.

S. Rebotsky: Okay. With all the different projects you're working on, is there any possibility to joint venture or is there any thought to joint venturing or do you feel you have enough capital to do these things on your own?

C. Hull: Clearly, Sam, we would welcome the opportunity to expand or accelerate some of the investments that we're making with a partner. I think it's fair to say that understanding of the utility and financial value of imaging technology has grown a lot over the past couple of years and we are continually on the look out for opportunities to work with a partner in that area, whether that be a commercial, marketing oriented deal or a scientific product development deal, that's something that remains a high priority for us.

S. Rebotsky: You're seeking out partners at this point?

C. Hull:  We have  had  historically   discussions  with different people in the
     industry  who could  represent partners and we expect those would continue.

S. Rebotsky: Do you think in the next year you will sign up some kind of arrangement or relationship?

C. Hull: I wouldn't make a blanket statement to that effect, Sam, but as we see those prospects, we'd certainly announced them and discuss them in this forum.

S. Rebotsky: Okay, well, good luck.

Operator:  Our next  question  comes from Larry  Lytton with Second Line Capital

                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                          Page 9

Management. Please go ahead.

L. Lytton: Good morning, thank you.

Management:Good morning.

L. Lytton:  Carl,  are  there   numbers   floating   around  in   terms  of  the
     reimbursement code. Is there an ongoing dialogue and you know, a range of what that number will be or is it a complete vacuum?

C. Hull: I think we have to tell you it's a complete vacuum. There's a lot of rumors and discussions about what it could be and what it should be. Certainly the College of American Pathologist is making a very strong statement of what their views are on the value of the technology, but until CMS actually acts, I think it would be premature to estimate it.

L. Lytton: Is there another side that's lobbying or presenting a point of view against good reimbursement codes? Is there somebody on the other side of the fence?

C. Hull: Not to my knowledge.

L.Lytton: Okay. If my recollection and my understanding is correct, the forecast is probably being revised by about $2 million for this year. I assume it's like a million dollar shortfall from this quarter and a million dollars from the fourth quarter, obviously we've had a bit of history of disappointments on one hand. On the other hand your job is to aim high. I understand where the miss came from in terms of the U.S. market and in terms of conversions, etc., but why were you unable to forecast, why are we continuing to be unable to forecast if nothing extraneous happened that changed the results?

C. Hull: That's a fair question, Larry. I think it's my responsibility that we didn't anticipate or address potential issues well enough in advance to ameliorate their outcome. The bottom line is I think we see good traction on Ariol now. We have that engine and that momentum going. The types of deals we announced today with MD Anderson for example, I think represents the tip of the iceberg of what we should see in the future and realistically as long as that continues I think we will have the appropriate focus on our core business to assure that we don't have a downside disappointment in the future.

L. Lytton: The problems that you identified that need to be corrected, was it that the system didn't quite have the bells and whistles that the customer wanted or the software wasn't adequate? Maybe I'm off base completely but are there specific things that you found that the customer wasn't happy with, etc., or you misjudged the customer's finances or you misjudged this reimbursement issue in terms of how it would affect people or something like that?
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                         Page 10

C. Hull: When it comes to the cytogenetic side, there's no reimbursement issues at all that affect it, Larry. The bottom line is I just don't think we executed as well as we could have.

L. Lytton: Is this a human resource issue and therefore you substantially ... we've made changes in the past but did you find those were not adequate and there's more aggressive changes in terms of the sales force or something like that?

C. Hull: Not really. It's more a question of focus on the customers that we are interested in converting, making sure that we're giving them the right kind of attention and working with them and to use my term, in a major account or national strategy mode and those are some of the changes we're implementing now.

L. Lytton: From a competitive standpoint was there any misjudgment about the pricing in the marketplace from competitors or the technology from the competitors or what is new on the competitive front?

C. Hull:We're not seeing anything on the competitive landscape that's a surprise to us or that's inconsistent with our expectations.

L. Lytton: Okay, thank you.

Operator: Ladies and gentlemen, we have a follow up from Larry Lytton, please go ahead.

L. Lytton: A question for Barry. We had the $3.5 million line of credit and and $1.0 million drawn currently. Is the remaining $2.5 million fully accessible?

B. Hotchkies: At this point it's not all fully accessible. The line varies with the level of business on invoicing in the U.S., Larry. There was probably in the range of $700,000 that would have been available at the end of Q3.

L. Lytton: You're saying that the cash is adequate to get us through the next 12 months. I don't know how close to the fence we are. Does that kind of assume optimistic scenario with revenues increasing and getting back to a positive cash flow pretty quickly? I guess it does. How much better is there in that?

B. Hotchkies: We're pretty omfortable on this level that it can see us through pretty much most kinds of scenarios through the next 12 months.

L. Lytton: And the reason for additional capital beyond that would be because things are ... well, whether things are good or bad we would need additional capital, but hopefully we'll need more capital in 12 months months because we're growing so fast that we'll need money for working capital.
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                                                                 APPLIED IMAGING
                                                       Moderator: Jocelyn Hunter
                                                  October 29, 2003, 9:00 a.m. PT
                                                            Confirmation #566545
                                                                         Page 11

B. Hotchkies: It would be working capital requirements and then we would if need be, use a line of credit.

L. Lytton: Okay, thank you.

Operator: Our final question is a follow up from Sam Rebotsky. Please go ahead.

S. Rebotsky: Along the thoughts of capital, have you discussed to raise additional equity or you seem to say you have enough for the next year, but if either business improved or if there was any other project you wanted to work on it would appear that you would need additional equity.

C. Hull: Yeah, Sam, at this point and at this valuation, we're not out seeking capital and don't think it would be a wise decision. But we'll clearly monitor that and should the evaluation change or we see strategic opportunities we'll re-examine it, but not currently.

S. Rebotsky: Is there any thought on how to get a more appropriate price for your stock so that if you did need capital that the market would be available to you? Are you doing anything to tell your story or anything of what you're doing?

C. Hull: First clearly we need to execute our plan and then secondly Barry and I have a regular program of going out and meeting with both existing and potential investors to get the company story out. We'll continue to do that.

S. Rebotsky: Because it appears the market in the area you're in and the other biotech companies have improved significantly, but it's not improved for your stock though?

C. Hull: That's correct.

S. Rebotsky: Okay, good luck.

C. Hull: Thank you.

Operator: Gentlemen, there are no further questions, please continue.

C. Hull: We'd like to thank everybody for their time and attention today and look forward to speaking with you again next quarter. Thanks.

Operator: Thank you. Ladies and gentlemen, this concludes  the  Applied  Imaging third quarter financial results conference call. If you'd like to listen to to a replay of today's conference, please dial 1-800-405-2236 or
     303-590-3000  and  enter  access   number  556545.   Thank  you  for  your
     participation today and you may now disconnect.